Exhibit 11.1

DEPARTMENT 56, INC.

COMPUTATION OF NET INCOME PER SHARE

(In thousands, except per share amounts)

	Quarter	Quarter
	Ended	Ended
	September 29,	September 30,
	2001	2000
Basic:
Net income	$6,498	$12,048

Weighted average number of common shares outstanding	12,887	14,082

Net income per common share	$0.50	$0.86

Assuming Dilution:
Net income	$6,498	$12,048

Weighted average number of common shares outstanding	12,887	14,082

The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	29	58

Weighted average number of common and common equivalent shares	12,916	14,140

Net income per common share assuming dilution	$0.50	$0.85

Exhibit 11.1

DEPARTMENT 56, INC.

COMPUTATION OF NET INCOME PER SHARE

(In thousands, except per share amounts)

	39 Weeks	39 Weeks
	Ended	Ended
	September 29,	September 30,
	2001	2000
Basic:
Net income	$13,070	$17,170

Weighted average number of common shares outstanding	12,872	14,448

Net income per common share	$1.02	$1.19

Assuming Dilution:
Net income	$13,070	$17,170

Weighted average number of common shares outstanding	12,872	14,448

The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	34	51

Weighted average number of common and common equivalent shares	12,906	14,499

Net income per common share assuming dilution	$1.01	$1.18